                                                                      EXHIBIT 11


    STATEMENT OF DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
    ------------------------------------------------------------------------

                                   Average No. of Common      Average No. of Common
                                   Shares & Common Share      Shares & Common Share
                                  Equivalents Assumed to      Equivalents Assumed to
                                   be Outstanding During      be Outstanding During
                                  the Three Months Ended      the Nine Months Ended
                                 -------------------------   -------------------------
                                 December 2,  November 26,   December 2,  November 26,
                                    1995          1994          1995          1994
                                 -----------  ------------   -----------  ------------
Weighted average number of
common shares outstanding (a)     13,499,523    13,424,944    13,480,512    13,367,659

Common share equivalents
resulting from the assumed
exercise of stock options (b)         99,613       162,348       139,009       102,483
                                  ----------    ----------    ----------    ----------

Total primary common shares
and common share equivalents      13,599,136    13,587,292    13,619,521    13,470,142
                                  ==========    ==========    ==========    ==========

(a) Beginning balance of common stock adjusted for changes in amount outstanding, weighted by the elapsed portion of the period during which the shares were outstanding.

(b) Common share equivalents computed by the "treasury" method. Share amounts represent the dilutive effect of outstanding stock options which have an option value below the average market value for the current period.

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